Exhibit 99.1

CONTACT:	Investor Relations 404-715-2170 Corporate Communications 404-715-2554, media@delta.com

Delta Air Lines Announces June Quarter Profit

ATLANTA, July 24, 2013 – Delta Air Lines (NYSE:DAL) today reported financial results for the June 2013 quarter. Highlights from the quarter include:

•	Delta’s net profit for the June 2013 quarter was $844 million, or $0.98 per diluted share, excluding special items[1]. This result is a record June quarter profit excluding special items and is a $258 million improvement year-over-year.
•	Including $159 million in special items, Delta’s GAAP net income was $685 million, or $0.80 per diluted share.
•	The company announced a balanced capital deployment plan, targeted at creating up to $5 billion of value for shareholders by 2017 through further debt reduction and the return of more than $1 billion to shareholders over the next three years by means of $200 million of annual dividends and a $500 million share repurchase program.
•	June quarter results include $118 million of profit sharing expense in recognition of Delta employees’ contributions to the company’s financial performance.
•	Delta generated $1.3 billion of operating cash flow and $730 million of free cash flow in the June 2013 quarter, and ended the period with adjusted net debt of $10.2 billion.

“Our June quarter operational and financial performance is among the best in Delta’s history. These results reflect the momentum we are building at Delta and I want to thank Delta employees worldwide for their great work, which has led to $138 million accrued for our profit sharing program this year in addition to $45 million of Shared Rewards,” said Richard Anderson, Delta’s chief executive officer. “We have significant opportunities ahead of us to expand margins, cash flows and profitability. With initiatives like our new Terminal 4 at JFK, the Virgin Atlantic joint venture, and our quarterly dividend and share repurchase program, we are relentless in our efforts to build a better airline for our employees, customers, and shareholders.”

Revenue Environment

Delta’s operating revenue declined $25 million in the June 2013 quarter compared to the June 2012 quarter. Traffic increased 0.5 percent on a 0.8 percent increase in capacity.

•	Passenger revenue increased 0.7 percent, or $63 million, compared to the prior year period. Passenger unit revenue (PRASM) was flat year over year with a 0.2 percent improvement in yield.

•	Cargo revenue decreased 11.4 percent, or $30 million, on declining freight yields.

•	Other revenue decreased 5.6 percent, or $58 million, as a result of the decision to discontinue a number of low margin-producing third-party maintenance contracts.
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Comparisons of revenue-related statistics are as follows:

		Increase (Decrease) 2Q13 versus 2Q12
Passenger Revenue	2Q13 ($M)	Change YOY	Unit Revenue	Yield	Capacity
Domestic	$3,885	3.7%	0.9%	2.5%	2.8%
Atlantic	1,578	2.5%	1.4%	0.9%	1.0%
Pacific	841	(2.1)%	0.5%	(2.7)%	(2.6)%
Latin America	492	3.6%	1.2%	(2.3)%	2.4%
Total Mainline	6,796	2.7%	1.1%	1.1%	1.6%
Regional carriers	1,698	(6.2)%	(2.3)%	0.9%	(4.0)%
Consolidated	$8,494	0.7%	(0.1)%	0.2%	0.8%

“The combination of strong operational performance and the success of our revenue and sales initiatives once again allowed Delta to outperform the industry in the second quarter,” said Ed Bastian, Delta’s president. “Looking forward, we expect demand trends to remain solid which will lead to continued margin expansion against a backdrop of lower year-over-year fuel prices.”

Cash Flow

Cash from operations during the June 2013 quarter was $1.3 billion, driven by the company’s June quarter profit and the seasonal increase in advanced ticket sales, which was partially offset by $500 million of accelerated pension funding. The company generated $730 million of free cash flow.

Capital expenditures during the June 2013 quarter were $704 million, including $360 million for the acquisition of 49% of Virgin Atlantic and $238 million in fleet investments, including aircraft parts and modifications. During the quarter, Delta’s debt maturities and capital leases were $405 million.

Delta ended the quarter with adjusted net debt of $10.2 billion and the company has now achieved nearly $7 billion in net debt reduction since 2009. This debt reduction strategy produced a $43 million year-over-year reduction in interest expense in the June quarter. As of June 30, 2013, Delta had $5.7 billion in unrestricted liquidity, including $3.9 billion in cash and short-term investments and $1.8 billion in undrawn revolving credit facilities.

“Having generated over $1 billion of free cash flow so far in 2013, we have nearly achieved our $10 billion adjusted net debt goal,” said Paul Jacobson, Delta’s chief financial officer. “Our strong free cash flow generation, along with the substantial improvements we have made to our balance sheet, allows us to implement our new capital deployment plan, which will return an initial $50 million to shareholders with our September quarter dividend.”

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Cost Performance

Total operating expense in the quarter decreased year-over-year by $805 million driven by the savings from Delta’s structural cost initiatives and lower mark-to-market adjustments on fuel hedges, partially offset by the impact of operational, service and employee investments.

Consolidated unit cost excluding fuel expense, profit sharing and special items (CASM-Ex2), was 2.5 percent higher in the June 2013 quarter on a year-over-year basis, driven by the impact of wage increases and operational and service investments. GAAP consolidated CASM decreased 9 percent, driven by lower fuel expense.

Fuel expense for the June quarter declined $710 million year-over-year, or $288 million excluding mark-to-market adjustments, as a result of lower fuel prices and prior year hedge losses. Delta’s average fuel price3 was $3.03 per gallon for the June quarter. For the June quarter, operations at the Trainer refinery produced a $51 million loss ($0.05 cents per gallon impact) driven by the elevated price of the Renewable Identification Numbers (RINs) required under the Environmental Protection Agency’s Renewable Fuel Standard.

“Our June quarter non-fuel unit cost increase of 2.5 percent was a full two points lower than our guidance at the start of the quarter and we expect that positive trend to continue in the September quarter,” Jacobson added. “The success we have had with our structural cost initiatives should result in non-fuel CASM growth for the remainder of the year at less than 2 percent, setting a solid foundation for upholding our long-term goal of keeping our cost growth below 2 percent annually beyond 2013.”

Balanced Approach to Capital Deployment

In May, Delta announced a five year financial plan and a balanced capital deployment program aimed at creating up to $5 billion of value for shareholders, including returning more than $1 billion to shareholders over the next three years. The company’s financial plan focuses on free cash flow generation through a combination of expected earnings improvements and a disciplined approach to capital investment. Over the next five years, Delta plans to reinvest $2.0 - $2.5 billion annually, or approximately 50 percent of its operating cash flow, into improving the company’s fleet, facilities, products and technology.

The resulting free cash flow will be used to return cash to shareholders, further reduce the company’s debt, and opportunistically address longer-term pension funding needs, driving up to $5 billion of value to Delta’s shareholders. Specifically,

•	The company expects to achieve an adjusted net debt level of $7 billion by 2017, a $5 billion reduction over 2012. By meeting the $7 billion target, Delta will have reduced its adjusted net debt by $10 billion since 2009, significantly decreasing the company’s balance sheet risk and accreting more than $750 million of interest expense savings for shareowners;
•	Delta’s Board of Directors initiated a quarterly dividend and declared a $0.06 per share dividend for shareholders of record as of August 9, 2013. This dividend will be paid on September 10, 2013. In addition, the Board authorized a $500 million share repurchase program, to be completed no later than June 30, 2016. Together, these two programs are designed to return more than $1 billion of capital to shareholders over the next three years;
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•	The company also plans to make up to $1 billion of incremental contributions to the company’s defined benefit pension plans over the next five years. These contributions would be in addition to the $650 - $700 million annual contribution requirement.

Company Highlights

Delta has a strong commitment to its employees, customers and the communities it serves. Key accomplishments in the June 2013 quarter include:

•	Recognizing the achievements of Delta employees toward meeting the company’s financial and operational goals with $183 million of incentives so far this year, including $138 million in employee profit sharing and $45 million in Shared Rewards;
•	Acquiring 49% of Virgin Atlantic and reaching a significant milestone in the creation of a joint venture with Virgin Atlantic by filing an antitrust immunity application, expanding competition in critical business markets;
•	Significantly improving its operational performance, resulting in an on-time arrival rate of 82.9 percent and the lowest number of customer complaints for the month of May in Delta’s history;
•	Continuing the company’s ongoing investment in high-quality facilities by investing $1.4 billion at JFK International Airport and opening the new Terminal 4, committing $229 million to overhaul Terminal 5 at Los Angeles International Airport, and opening the Sky Deck at the Delta Sky Club in Atlanta; and
•	Continuing to support the communities we serve through the Delta Force for Global Good, including committing to raise $1 million to aid the American Cancer Society in its fight to end cancer through Relay for Life events at 74 airports and a company-wide Jet Drag and being one of the top American Red Cross corporate blood donors nationally and the top donor in the Southeast.

Special Items

Delta recorded special items totaling a $159 million charge in the June 2013 quarter, including:

•	a $125 million charge for mark-to-market adjustments for fuel hedges settling in future periods; and
•	a $34 million charge for facilities, fleet and other items, primarily associated with Delta’s domestic fleet restructuring.

Delta recorded special items totaling a $754 million charge in the June 2012 quarter, including:

•	a $561 million charge for mark-to-market adjustments on fuel hedges settling in future periods;
•	$171 million in severance and related costs associated with voluntary early out programs; and
•	a $22 million charge for facilities, fleet and other items.

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September 2013 Quarter Guidance

Following are Delta’s projections for the September 2013 quarter.

3Q 2013 Forecast

Operating margin	11 – 13%
Fuel price, including taxes, settled hedges, and refinery impact	$3.05 – $3.10

3Q 2013 Forecast (compared to 3Q 2012)

Consolidated unit costs – excluding fuel expense and profit sharing	Up 0 - 2%

System capacity	Up 1 – 3%
Domestic	Up 1 – 3%
International	Up 2 – 4%

Other Matters

Included with this press release are Delta’s unaudited Consolidated Statements of Operations for the three and six months ended June 30, 2013 and 2012; a statistical summary for those periods; selected balance sheet data as of June 30, 2013 and Dec. 31, 2012; and a reconciliation of non-GAAP financial measures.

About Delta

Delta Air Lines serves more than 160 million customers each year. During the past year, Delta won 33 airline industry awards sweeping the major corporate travel surveys including Business Travel News, Travel Weekly, TravelAge West, Recommend Magazine and The Beat. Delta was also a recipient of the Secretary of Defense Freedom Award for exceptional support of National Guard and Reserve employees. With an industry-leading global network, Delta and the Delta Connection carriers offer service to nearly 318 destinations in 59 countries on six continents. Headquartered in Atlanta, Delta employs 80,000 employees worldwide and operates a mainline fleet of more than 700 aircraft. A founding member of the SkyTeam global alliance, Delta participates in the industry’s leading trans-Atlantic joint venture with Air France-KLM and Alitalia. Including its worldwide alliance partners, Delta offers customers more than 13,000 daily flights, with hubs in Amsterdam, Atlanta, Cincinnati, Detroit, Memphis, Minneapolis-St. Paul, New York-LaGuardia, New York-JFK, Paris-Charles de Gaulle, Salt Lake City and Tokyo-Narita. The airline’s service includes the SkyMiles frequent flier program, a world-class airline loyalty program; the award-winning BusinessElite service; and more than 50 Delta Sky Clubs in airports worldwide. Delta is investing more than $3 billion through 2013 in airport facilities and global products, services and technology to enhance the customer experience in the air and on the ground. Customers can check in for flights, print boarding passes, check bags and review flight status at delta.com.

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End Notes

(1)       Note A to the attached Consolidated Statements of Operations provides a reconciliation of non-GAAP financial measures used in this release and provides the reasons management uses those measures.

(2)       CASM - Ex: In addition to fuel expense, profit sharing and special items, Delta believes excluding ancillary business costs is helpful to investors because ancillary business costs are not related to the generation of a seat mile. These businesses include aircraft maintenance and staffing services Delta provides to third parties and Delta's vacation wholesale operations. The amounts excluded were $165 million and $244 million for the June 2013 and 2012 quarters, respectively. The amounts excluded were $350 million and $484 million for the six months ended June 30, 2013 and 2012, respectively. Management believes this methodology provides a more consistent and comparable reflection of Delta's airline operations.

(3)       Average fuel price per gallon: Delta's June 2013 quarter average fuel price of $3.03 per gallon reflects the consolidated cost per gallon for mainline and regional operations, including contract carrier operations, and includes the impact of fuel hedge contracts with original maturity dates in the June 2013 quarter. On a GAAP basis, fuel price includes $125 million in fuel hedge mark-to-market adjustments recorded in periods other than the settlement period. The net refinery loss for the quarter was $51 million, or 5 cents per gallon. See Note A for a reconciliation of average fuel price per gallon to the comparable GAAP metric.

Forward-looking Statements

Statements in this investor update that are not historical facts, including statements regarding our estimates, expectations, beliefs, intentions, projections or strategies for the future, may be "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995.  All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the estimates, expectations, beliefs, intentions, projections and strategies reflected in or suggested by the forward-looking statements.  These risks and uncertainties include, but are not limited to, the cost of aircraft fuel; the availability of aircraft fuel; the impact of posting collateral in connection with our fuel hedge contracts; the impact of significant funding obligations with respect to defined benefit pension plans; the impact that our indebtedness may have on our financial and operating activities and our ability to incur additional debt; the restrictions that financial covenants in our financing agreements will have on our financial and business operations; labor issues; interruptions or disruptions in service at one of our hub airports; our dependence on technology in our operations; disruptions or security breaches of our information technology infrastructure; the ability of our credit card processors to take significant holdbacks in certain circumstances; the possible effects of accidents involving our aircraft; the effects of weather, natural disasters and seasonality on our business; the effects of an extended disruption in services provided by third party regional carriers; failure or inability of insurance to cover a significant liability at the Trainer refinery; the impact of environmental regulation on the Trainer refinery; our ability to retain management and key employees; our ability to use net operating losses to offset future taxable income; competitive conditions in the airline industry; the effects of extensive government regulation on our business; the effects of terrorist attacks; the effects of the rapid spread of contagious illnesses; and the costs associated with insurance.

Additional information concerning risks and uncertainties that could cause differences between actual results and forward-looking statements is contained in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2012.  Caution should be taken not to place undue reliance on our forward-looking statements, which represent our views only as of July 24, 2013, and which we have no current intention to update.

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DELTA AIR LINES, INC.

Consolidated Statements of Operations

Unaudited

	Three Months Ended June 30,				Six Months Ended June 30,
(in millions, except per share data)	2013	2012	$ Change	% Change	2013	2012	$ Change	% Change
Operating Revenue:
Passenger:
Mainline	$6,796	$6,620	$176	3%	$12,656	$12,282	$374	3%
Regional carriers	1,698	1,811	(113)	(6)%	3,158	3,375	(217)	(6)%
Total passenger revenue	8,494	8,431	63	1%	15,814	15,657	157	1%
Cargo	232	262	(30)	(11)%	470	506	(36)	(7)%
Other	981	1,039	(58)	(6)%	1,923	1,982	(59)	(3)%
Total operating revenue	9,707	9,732	(25)	—%	18,207	18,145	62	—%

Operating Expense:
Aircraft fuel and related taxes	2,595	3,305	(710)	(21)%	4,884	5,538	(654)	(12)%
Salaries and related costs	1,922	1,825	97	5%	3,833	3,588	245	7%
Regional carrier expense(1)	1,444	1,416	28	2%	2,843	2,791	52	2%
Aircraft maintenance materials and outside repairs	472	548	(76)	(14)%	963	1,109	(146)	(13)%
Depreciation and amortization	415	388	27	7%	820	774	46	6%
Contracted services	409	397	12	3%	810	775	35	5%
Passenger commissions and other selling expenses	408	393	15	4%	765	773	(8)	(1)%
Landing fees and other rents	359	347	12	3%	682	652	30	5%
Passenger service	197	187	10	5%	361	358	3	1%
Profit sharing	118	135	(17)	(13)%	138	135	3	2%
Aircraft rent	55	68	(13)	(19)%	115	143	(28)	(20)%
Restructuring and other items	34	193	(159)	(82)%	136	181	(45)	(25)%
Other	365	396	(31)	(8)%	721	812	(91)	(11)%
Total operating expense	8,793	9,598	(805)	(8)%	17,071	17,629	(558)	(3)%

Operating Income	914	134	780	NM	1,136	516	620	NM

Other (Expense) Income:
Interest expense, net	(172)	(207)	35	(17)%	(350)	(428)	78	(18)%
Amortization of debt discount, net	(41)	(49)	8	(16)%	(83)	(100)	17	(17)%
Miscellaneous, net	(15)	(42)	27	(64)%	(14)	(25)	11	(44)%
Total other expense, net	(228)	(298)	70	(23)%	(447)	(553)	106	(19)%

Income (Loss) Before Income Taxes	686	(164)	850	NM	689	(37)	726	NM

Income Tax (Provision) Benefit	(1)	(4)	3	(75)%	3	(7)	10	NM

Net Income (Loss)	$685	$(168)	$853	NM	$692	$(44)	$736	NM
Basic Earnings (Loss) Per Share	$0.81	$(0.20)			$0.81	$(0.05)
Diluted Earnings (Loss) Per Share	$0.80	$(0.20)			$0.81	$(0.05)

Basic Weighted Average Shares Outstanding	850	845			849	844

Diluted Weighted Average Shares Outstanding	859	845			856	844

(1) Regional carrier expense includes $507 million and $521 million for the three months ended June 30, 2013 and 2012, respectively, and $1.0 billion for both the six months ended June 30, 2013 and 2012, for aircraft fuel and related taxes.

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DELTA AIR LINES, INC.

Selected Balance Sheet Data

(in millions)	June 30, 2013	December 31, 2012
	(Unaudited)
Cash and cash equivalents	$2,965	$2,416
Short-term investments	958	958
Restricted cash, cash equivalents and short-term investments	173	375
Total assets	45,772	44,550
Total debt and capital leases, including current maturities	12,221	12,709
Total stockholders' deficit	(1,184)	(2,131)

DELTA AIR LINES, INC.

Statistical Summary

(Unaudited)

	Three Months Ended June 30,				Six Months Ended June 30,
	2013	2012	Change		2013	2012	Change
Consolidated:
Revenue passenger miles (millions)	50,781	50,520	1%		93,859	93,871	—%
Available seat miles (millions)	59,880	59,382	1%		112,902	113,790	(1)%
Passenger mile yield (cents)	16.73	16.69	—%		16.85	16.68	1%
Passenger revenue per available seat mile (cents)	14.19	14.20	—%		14.01	13.76	2%
Operating cost per available seat mile (cents)	14.69	16.16	(9)%		15.12	15.49	(2)%
CASM-Ex - see Note A (cents)	8.98	8.77	2%		9.34	9.01	4%
Passenger load factor	84.8%	85.1%	(0.3)	pts	83.1%	82.5%	0.6	pts
Fuel gallons consumed (millions)	981	968	1%		1,856	1,854	—%
Average price per fuel gallon, adjusted - see Note A	$3.03	$3.37	(10)%		$3.13	$3.33	(6)%
Number of aircraft in fleet, end of period	908	773	135
Full-time equivalent employees, end of period	79,629	80,646	(1)%

Mainline:
Revenue passenger miles (millions)	44,976	44,274	2%		82,994	82,004	1%
Available seat miles (millions)	52,540	51,733	2%		98,742	98,687	—%
Operating cost per available seat mile (cents)	13.74	15.33	(10)%		14.14	14.51	(3)%
CASM-Ex - see Note A (cents)	8.26	8.01	3%		8.62	8.28	4%
Fuel gallons consumed (millions)	810	790	3%		1,526	1,504	1%
Average price per fuel gallon, adjusted - see Note A	$3.04	$3.40	(11)%		$3.13	$3.33	(6)%
Number of aircraft in fleet, end of period	727	722	5

Note: except for full-time equivalent employees and number of aircraft in fleet, consolidated data presented includes operations under Delta’s contract carrier arrangements.

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Note A: The following tables show reconciliations of non-GAAP financial measures. The reasons Delta uses these measures are described below.

Delta sometimes uses information ("non-GAAP financial measures") that is derived from the Consolidated Financial Statements, but that is not presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”). Under the U.S. Securities and Exchange Commission rules, non-GAAP financial measures may be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. The tables below show reconciliations of non-GAAP financial measures to the most directly comparable GAAP financial measures.

Forward Looking Projections. Delta is unable to reconcile certain forward-looking projections to GAAP as the nature or amount of special items cannot be estimated at this time.

Net Profit, excluding special items. Delta excludes special items from net income and other measures because management believes the exclusion of these items is helpful to investors to evaluate the company’s recurring core operational performance in the period shown. Therefore, we adjust for these amounts to arrive at more meaningful financial measures. Special items excluded in the table below showing the reconciliation of net income are:

(a)	Mark-to-market adjustments for fuel hedges recorded in periods other than the settlement period ("MTM adjustments"). We exclude MTM adjustments, which are based on market prices at the end of the reporting period for contracts settling in future periods. Such market prices are not necessarily indicative of the actual future value of the underlying hedge in the contract settlement period. Therefore, excluding these adjustments allows investors to better understand and analyze the company’s recurring core operational performance in the period shown.

(b)	Restructuring and other items. Because of the variability in restructuring and other items, the exclusion of this item is helpful to investors to analyze the company’s recurring core operational performance in the period shown.

	Three Months Ended				Three Months Ended				Non-GAAP
	June 30, 2013				June 30, 2012				Change
(in millions, except per share data)	GAAP	(a)	(b)	Non- GAAP	GAAP	(a)	(b)	Non- GAAP	$ %
Consolidated Statement of Operations (Unaudited):
Net income (loss)	$685	125	34	$844	$(168)	561	193	$586	$258	44%
Net income (loss) per diluted share	$0.80	0.14	0.04	$0.98

Fuel expense, adjusted and Average fuel price per gallon adjusted. The tables below show the components of fuel expense, including the impact of the refinery and hedging on fuel expense and average price per gallon. We then exclude MTM adjustments from total fuel expense and average price per gallon for same reason as described above under the heading Net profit, excluding special items.

Consolidated:

			Average Price Per Gallon
	Three Months Ended June 30,		Three Months Ended June 30,
(in millions, except per gallon data)(1)	2013	2012	2013	2012
Fuel purchase cost	$2,935	$3,110	$2.99	$3.21
Airline segment fuel hedge losses	116	716	0.12	0.74
Refinery segment impact	51	—	0.05	—
Total fuel expense	$3,102	$3,826	$3.16	$3.95
MTM adjustments	(125)	(561)	(0.13)	(0.58)
Total fuel expense, adjusted	$2,977	$3,265	$3.03	$3.37

(1) Includes loss allocation of $25 million for the three months ended June 30, 2013 from the refinery segment to the airline segment, representing a portion of the refinery's inventory price risk.

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			Average Price Per Gallon
	Six Months Ended June 30,		Six Months Ended June 30,
(in millions, except per gallon data)(1)	2013	2012	2013	2012
Fuel purchase cost	$5,779	$6,065	$3.11	$3.27
Airline segment fuel hedge losses	58	520	0.03	0.28
Refinery segment impact	73	—	0.04	—
Total fuel expense	$5,910	$6,585	$3.18	$3.55
MTM adjustments	(101)	(410)	(0.05)	(0.22)
Total fuel expense, adjusted	$5,809	$6,175	$3.13	$3.33

(1) Includes loss allocation of $44 million for the six months ended June 30, 2013 from the refinery segment to the airline segment, representing a portion of the refinery's inventory price risk.

Mainline:

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Mainline average price per gallon	$3.19	$4.11	$3.20	$3.60
MTM adjustments	(0.15)	(0.71)	(0.07)	(0.27)
Mainline average price per gallon, adjusted	$3.04	$3.40	$3.13	$3.33

Cost per Available Seat Mile or Non-Fuel Unit Cost ("CASM"): We exclude the following items from consolidated and mainline CASM to evaluate the company’s non-fuel cost performance:

•	Aircraft fuel and related taxes. The volatility in fuel prices impacts the comparability of year-over-year non-fuel financial performance. The exclusion of aircraft fuel and related taxes from this measure (including our regional carriers under capacity purchase arrangements) allows investors to better understand and analyze our non-fuel costs and our recurring cost performance.
•	Ancillary businesses. Our ancillary businesses include aircraft maintenance and staffing services we provide to third parties and our vacation wholesale operations. Because these businesses are not related to the generation of a seat mile, we exclude the costs related to these businesses from this measure to provide a more meaningful comparison of costs of our airline operations to the rest of the airline industry.
•	Profit sharing. We exclude profit sharing because this exclusion allows investors to better understand and analyze our recurring cost performance and provides a more meaningful comparison of our core operating costs to the airline industry.
•	Restructuring and other items and MTM adjustments. We exclude restructuring and other items and MTM adjustments from CASM for the same reasons described above under the heading Net profit, excluding special items.

Consolidated CASM-Ex:	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
CASM (cents)	14.69	16.16	15.12	15.49
Items excluded:
Aircraft fuel and related taxes	(4.96)	(5.49)	(5.14)	(5.42)
Ancillary businesses	(0.28)	(0.40)	(0.31)	(0.42)
Profit sharing	(0.20)	(0.23)	(0.12)	(0.12)
Restructuring and other items	(0.06)	(0.33)	(0.12)	(0.16)
MTM adjustments	(0.21)	(0.94)	(0.09)	(0.36)
CASM-Ex	8.98	8.77	9.34	9.01

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Mainline CASM-Ex:	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Mainline CASM (cents)	13.74	15.33	14.14	14.51
Items excluded:
Aircraft fuel and related taxes	(4.69)	(5.20)	(4.83)	(5.08)
Ancillary businesses	(0.26)	(0.41)	(0.31)	(0.43)
Profit sharing	(0.23)	(0.26)	(0.14)	(0.14)
Restructuring and other items	(0.06)	(0.37)	(0.14)	(0.17)
MTM adjustments	(0.24)	(1.08)	(0.10)	(0.41)
Mainline CASM-Ex	8.26	8.01	8.62	8.28

Adjusted Net Debt: Delta uses adjusted total debt, including aircraft rent, in addition to long-term adjusted debt and capital leases, to present estimated financial obligations. Delta reduces adjusted total debt by cash, cash equivalents, and short-term investments, resulting in adjusted net debt to present the amount of additional assets needed to satisfy the debt. Management believes this metric is helpful to investors in assessing the company's overall debt profile.

(in billions)	June 30, 2013		December 31, 2009
Debt and capital lease obligations	$12.2		$17.2
Plus: unamortized discount, net from purchase accounting and fresh start reporting	0.4		1.1
Less: debt assumed in connection with Pinnacle acquisition	(0.2)		–
Adjusted debt and capital lease obligations		12.4		18.3
Plus: 7x last twelve months' aircraft rent		1.7		3.4
Adjusted total debt		14.1		21.7
Less: cash, cash equivalents and short-term investments		(3.9)		(4.7)
Adjusted net debt		$10.2		$17.0

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Debt Maturities and Capital Leases (Net debt payments): Delta presents net debt payments because management believes this metric is helpful to investors to evaluate the company’s debt-related activities and cash flows.

Three Months Ended
(in millions)	June 30, 2013
Payments on long-term debt and capital leases	$322
Adjustment:
SkyMiles used pursuant to advance purchase under AMEX agreement	83
Net debt payments	$405

Cash from Operations (Net cash provided by operating activities, adjusted): Delta presents net cash provided by operating activities, adjusted because management believes adjusting for certain items is helpful to investors to evaluate the company’s operating activities and cash flows.

Three Months Ended
(in millions)	June 30, 2013
Net cash provided by operating activities	$1,208
Adjustment:
SkyMiles used pursuant to advance purchase under AMEX agreement	83
Net cash provided by activities, adjusted	$1,291

Free Cash Flow: Delta presents free cash flow because management believes this metric is helpful to investors to evaluate the company’s ability to generate cash that is available for use for debt service or general corporate initiatives.

	Three Months Ended	Six Months Ended
(in millions)	June 30, 2013	June 30, 2013
Net cash provided by operating activities	$1,208	$2,212
Net cash used in investing activities	(561)	(1,191)
Adjustment:
SkyMiles used pursuant to advance purchase under AMEX agreement	83	167
Total free cash flow	$730	$1,188

Capital Expenditures, Net: Delta presents net capital expenditures because management believes this metric is helpful to investors to evaluate the company’s investing activities and cash flows.

Three Months Ended
(in millions)	June 30, 2013
Flight equipment, including advance payments	$238
Ground property and equipment, including technology	100
Adjustment:
Virgin Atlantic investment and other	366
Capital expenditures, net	$704

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